Exhibit 99.1
MALIBU BOATS, INC. ANNOUNCES FOURTH QUARTER FISCAL 2025 RESULTS
Loudon, TN - August 28, 2025 - Malibu Boats, Inc. (Nasdaq: MBUU) today announced its financial results for the fourth quarter and fiscal year ended June 30, 2025.
Fourth Quarter Fiscal 2025 Highlights Compared to Fourth Quarter Fiscal 2024
•Net sales increased 30.4% to $207.0 million
•Unit volume increased 16.8% to 1,221 units
•Gross profit increased 162.1% to $32.7 million
•General and administrative expenses decreased to $18.8 million
•Net income (loss) increased 124.5% to a net income of $4.8 million
•Adjusted EBITDA increased 580.6% to $19.7 million
•Net income (loss) available to Class A Common Stock per share (diluted) increased 125.5% to a net income of $0.24 per share
•Adjusted net income per share increased 205.0% to $0.42 per share on a weighted average share count of 19.3 million shares of Class A Common Stock
Fiscal Year 2025 Highlights Compared to Fiscal Year 2024
•Net sales decreased 2.6% to $807.6 million
•Unit volume decreased 9.0% to 4,898 units
•Gross profit decreased 2.0% to $144.1 million
•General and administrative expenses increased to $92.5 million
•Net income (loss) increased 127.0% to a net income of $15.2 million
•Adjusted EBITDA decreased 9.1% to $74.8 million
•Net income (loss) available to Class A Common Stock per share (diluted) increased 127.7% to net income of $0.76 per share
•Adjusted net income per share decreased 21.4% to $1.58 on a weighted average share count of 19.7 million shares of Class A Common Stock

“Fiscal year 2025 was a challenging year for the marine industry, but I am proud of the groundwork we laid by supporting our dealers' efforts to reduce their inventory and refreshing our dealer network, which we believe positions us to outperform the industry,” commented Steve Menneto, President and Chief Executive Officer of Malibu Boats, Inc. “We continued investing in our people, strengthening our operational readiness to scale, and advancing our pace of innovation with an exciting Model Year 2026 lineup that introduces eleven new models across the portfolio, from our highest-performance Monsoon engine to expanded entry-level Axis offerings that are attracting a wave of first-time buyers. In this dynamic environment, we remain disciplined, ready to scale and outperform when demand normalizes, and steadfast in our commitment to our communities, partners, and customers. Looking ahead, we are excited to host our Investor Day in September, where we will highlight how we are building on our strong foundation, driving next-generation innovation, and accelerating Malibu’s strategic growth.”

“In 2026, we will maintain our disciplined approach to dealer health as we expect several headwinds impacting retail to persist; however, we are confident in our ability to outpace the industry while leveraging our cash

Exhibit 99.1
generation to continue investing in the business as we position the Company for significant value creation when the industry returns to growth.” commented Bruce Beckman, Chief Financial Officer of Malibu Boats, Inc.
Results of Operations for the Fourth Quarter and Fiscal Year 2025 (Unaudited)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2025	2024	2025	2024

	(In thousands, except unit and per unit data)
Net Sales	$207,039	$158,712	$807,561	$829,035
Gross Profit	$32,740	$12,493	$144,091	$147,095
Gross Profit Margin	15.8%	7.9%	17.8%	17.7%
Net Income (Loss)	$4,793	$(19,598)	$15,240	$(56,443)
Net Income (Loss) Margin	2.3%	(12.3)%	1.9%	(6.8)%
Adjusted EBITDA	$19,657	$(4,090)	$74,770	$82,237
Adjusted EBITDA Margin	9.5%	(2.6)%	9.3%	9.9%
Comparison of the Fourth Quarter Ended June 30, 2025 to the Fourth Quarter Ended June 30, 2024
Net sales for the three months ended June 30, 2025 increased $48.3 million, or 30.4%, to $207.0 million, compared to the three months ended June 30, 2024. The increase in net sales was driven primarily by increased unit volumes in the Malibu segment, a favorable model mix across all segments, decreased promotional costs across all segments, and inflation-driven year-over-year price increases, partially offset by decreased unit volumes in the Cobalt and Saltwater Fishing segments and an unfavorable segment mix. Unit volume for the three months ended June 30, 2025 increased 176 units, or 16.8%, to 1,221 units compared to the three months ended June 30, 2024. Our unit volume increased primarily due to higher wholesale shipments in the Malibu segment, partially offset by lower volumes in the Cobalt and Saltwater Fishing segments due to our dealers' desire to hold less inventory.
Net sales attributable to our Malibu segment increased $42.8 million, or 114.0%, to $80.3 million for the three months ended June 30, 2025 compared to the three months ended June 30, 2024. Unit volumes attributable to our Malibu segment increased 251 units, or 78.7%, for the three months ended June 30, 2025 compared to the three months ended June 30, 2024, primarily due to lower wholesale shipments during the three months ended June 30, 2024, as a result of elevated dealer inventory levels. The increase in net sales was driven by an increase in units, a favorable model mix, decreased promotional costs and inflation-driven year-over-year price increases.
Net sales attributable to our Saltwater Fishing segment increased $1.9 million, or 2.7%, to $72.9 million, for the three months ended June 30, 2025, compared to the three months ended June 30, 2024. Unit volumes decreased 33 units, or 9.3% for the three months ended June 30, 2025 compared to the three months ended June 30, 2024, primarily due to lower wholesale shipments driven by lower retail activity during the period and our dealers' desire to hold less inventory. The increase in net sales was driven by a favorable model mix, decreased promotional costs and inflation-driven-year-over-year price increases and partially offset by a decrease in units.
Net sales attributable to our Cobalt segment increased $3.6 million, or 7.2%, to $53.8 million for the three months ended June 30, 2025 compared to the three months ended June 30, 2024. Unit volumes attributable to Cobalt decreased 42 units, or 11.4% for the three months ended June 30, 2025 compared to the three months ended June 30, 2024, primarily due to lower wholesale shipments driven by lower retail activity during the period and our dealers' desire to hold less inventory. The increase in net sales was driven primarily by a favorable model mix, decreased promotional costs and inflation-driven-year-over-year price increases and partially offset by a decrease in units.
Overall consolidated net sales per unit increased 11.6% to $169,565 per unit for the three months ended June 30, 2025 compared to the three months ended June 30, 2024. Net sales per unit for our Malibu segment increased  19.8% to $140,951 per unit for the three months ended June 30, 2025 compared to the three months ended June 30, 2024, driven by favorable model mix, decreased promotional costs and inflation-driven year-over-year price increases. Net sales per unit for our Saltwater Fishing segment increased 13.2% to $225,582 for the three months

Exhibit 99.1
ended June 30, 2025 compared to the three months ended June 30, 2024, driven by favorable model mix, decreased promotional costs and inflation-driven year-over-year price increases. Net sales per unit for our Cobalt segment increased 21.0% to $164,128 per unit for the three months ended June 30, 2025 compared to the three months ended June 30, 2024, driven by favorable model mix, decreased promotional costs and inflation-driven year-over-year price increases.
Cost of sales for the three months ended June 30, 2025 increased $28.1 million, or 19.2%, to $174.3 million as compared to the three months ended June 30, 2024. The increase in cost of sales was primarily driven by a 16.8% increase in volumes and continuing inflationary pressure on costs. In the Malibu segment, per unit material and labor costs decreased $5.1 million driven by an increase in volume. In the Saltwater Fishing segment, per unit material costs increased $2.8 million due to inflationary pressures and an increased mix of larger models that corresponded with higher net sales per unit, partially offset by a decrease in per unit labor costs of $0.2 million. In the Cobalt segment, per unit material and labor costs increased $6.1 million driven by fixed-cost deleveraging due to lower volumes, increased prices due to inflationary pressures and an increased mix of larger models that corresponded with higher net sales per unit.
Gross profit for the three months ended June 30, 2025 increased $20.2 million, or 162.1%, to $32.7 million compared to the three months ended June 30, 2024. The increase in gross profit was driven primarily by higher sales revenue. Gross margin for the three months ended June 30, 2025 increased 790 basis points from 7.9% to 15.8%, driven by decreased promotional costs across all segments and an increased mix of models that carry a higher gross margin.
Selling and marketing expenses for the three months ended June 30, 2025 increased $0.5 million, or 10.7%, to $5.4 million compared to the three months ended June 30, 2024. The increase was driven primarily by an increase in compensation and boat show or other promotional related events for the three months ended June 30, 2025 as compared to the three months ended June 30, 2024. As a percentage of sales, selling and marketing expenses decreased 50 basis points to 2.6% for the three months ended June 30, 2025 as compared to the three months ended June 30, 2024. General and administrative expenses for the three months ended June 30, 2025 decreased $2.7 million, or 12.7%, to $18.8 million as compared to the three months ended June 30, 2024. The decrease in general and administrative expenses was driven primarily by a decrease in legal and professional fees, licenses and permits, and IT infrastructure expenses, partially offset by an increase in compensation and personnel-related expense. As a percentage of sales, general and administrative expenses decreased 450 basis points to 9.1% for the three months ended June 30, 2025 compared to the three months ended June 30, 2024. Amortization expense remained flat at $1.7 million for the three months ended June 30, 2025 as compared to the three months ended June 30, 2024.
Operating income for the three months ended June 30, 2025 increased to $6.8 million from an operating loss of $24.4 million for the three months ended June 30, 2024. Net income for the three months ended June 30, 2025 increased 124.5% to a net income of $4.8 million from a net loss of $19.6 million and net income (loss) margin increased to 2.3% from (12.3)% for the three months ended June 30, 2024. Adjusted EBITDA for the three months ended June 30, 2025 increased 580.6% to $19.7 million from $(4.1) million, while Adjusted EBITDA margin increased to 9.5% from (2.6)% for the three months ended June 30, 2024.
Comparison of the Fiscal Year Ended June 30, 2025 to the Fiscal Year Ended June 30, 2024

Net sales for fiscal year 2025 decreased $21.5 million, or 2.6%, to $807.6 million, compared to fiscal year 2024. The decrease in net sales was driven primarily by decreased unit volumes in the Saltwater Fishing and Cobalt segments resulting primarily from decreased wholesale shipments and an unfavorable segment mix, partially offset by increased unit volumes in the Malibu segment, favorable model mix across all segments and inflation-driven year-over-year price increases. Unit volume for fiscal year 2025 decreased 487 units, or 9.0%, to 4,898 units compared to fiscal year 2024. Our unit volume decreased primarily due to lower wholesale shipments in the Saltwater Fishing and Cobalt segments, partially offset by increased wholesale shipments to the Malibu segment. The decrease in overall wholesale shipments were driven by lower retail activity and our dealers' desire to hold less inventory.

Exhibit 99.1
Net sales attributable to our Malibu segment increased $33.6 million, or 12.0%, to $312.7 million for fiscal year 2025 compared to fiscal year 2024. Unit volumes attributable to our Malibu segment increased 42 units for fiscal year 2025 compared to fiscal year 2024, primarily due to lower wholesale shipments during fiscal year 2024, as a result of elevated dealer inventory levels. The increase in net sales was primarily driven by an increase in units, a favorable model mix and inflation-driven year-over-year price increases.

Net sales attributable to our Saltwater Fishing segment decreased $47.9 million, or 14.6%, to $279.6 million for fiscal year 2025 compared to fiscal year 2024, primarily due to lower wholesale shipments driven by lower retail activity and our dealers' desire to hold less inventory. Unit volumes decreased 367 units for fiscal year 2025 compared to fiscal year 2024. The decrease in net sales was driven by a decrease in units and increased promotional costs, partially offset by a favorable model mix and inflation-driven year-over-year price increases.

Net sales attributable to our Cobalt segment decreased $7.1 million, or 3.2%, to $215.2 million for fiscal year 2025 compared to fiscal year 2024. Unit volumes attributable to Cobalt decreased 162 units for fiscal year 2025 compared to fiscal year 2024, primarily due to lower wholesale shipments driven by lower retail activity and our dealers' desire to hold less inventory. The decrease in net sales was driven primarily by a decrease in units, partially offset by a favorable model mix and inflation-driven year-over-year price increases.

Overall consolidated net sales per unit increased 7.1% to $164,876 per unit for fiscal year 2025 compared to fiscal year 2024. Net sales per unit for our Malibu segment increased 9.9% to $140,665 per unit for fiscal year 2025 compared to fiscal year 2024, driven by a favorable model mix and inflation-driven year-over-year price increases. Net sales per unit for our Saltwater Fishing segment increased 10.1% to $220,881 per unit for fiscal year 2025 compared to fiscal year 2024, driven by a favorable model mix and inflation-driven year-over-year price increases, partially offset by increased promotional costs. Net sales per unit for our Cobalt segment increased 7.9% to $152,752 per unit for fiscal year 2025 compared to fiscal year 2024, driven by favorable model mix and inflation-driven year-over-year price increases.

Cost of sales for fiscal year 2025 decreased $18.5 million, or 2.7%, to $663.5 million compared to fiscal year 2024. The decrease in cost of sales was primarily driven by a 9.0% decrease in volumes, partially offset by higher per unit material and labor costs, increased warranty expense partially due to a model mix with a higher average selling price, and increased depreciation expense. In the Malibu segment, per unit material costs increased by $11.4 million driven by a more expensive model mix that corresponded with higher net sales per unit, and inflationary pressures, partially offset by a decrease in per unit labor costs of $2.9 million due to higher unit volumes. In the Saltwater Fishing segment, per unit material and labor costs increased $17.6 million driven by a more expensive model mix, that corresponded with higher net sales per unit, fixed-cost deleveraging due to lower volumes and inflationary pressures. In the Cobalt segment, per unit material and labor costs increased $14.9 million driven by a more expensive model mix, fixed-cost deleveraging due to lower volumes and inflationary pressures.

Gross profit for fiscal year 2025 decreased $3.0 million, or 2.0%, compared to fiscal year 2024. The decrease in gross profit was driven primarily by lower net sales, partially offset by decreased cost of sales for the reasons noted above. Gross margin for fiscal year 2025 increased from 17.7% to 17.8%.

Total operating expenses for fiscal year 2025 decreased by $80.7 million, or 39.8%, from fiscal year 2024, primarily due to $88.4 million in impairment charges related to Maverick Boat Group in fiscal year 2024, partially offset by a $16.1 million increase in general and administrative expenses. In fiscal year 2024, we recognized a goodwill impairment charge of $49.2 million and an impairment charge to trade names of $39.2 million, both related to Maverick Boat Group. We did not recognize any impairment charges in fiscal year 2025.

General and administrative expense for fiscal year 2025 increased $16.1 million, or 21.1%, to $92.5 million compared to fiscal year 2024. The increase in general and administrative expenses was primarily driven by a $3.5 million legal settlement along with other related legal fees and increases in stock-based compensation expense, incentive pay and salaries. As a percentage of sales, general and administrative expenses increased 220 basis points to 11.4% for fiscal year 2025 compared to 9.2% for fiscal year 2024. Selling and marketing expense for fiscal year 2025 increased $0.3 million, or 1.3% to $23.1 million compared to fiscal year 2024. The increase was driven

Exhibit 99.1
primarily by an increase in compensation and travel. As a percentage of sales, selling and marketing expense increased 20 basis points to 2.9% for fiscal year 2025 compared to 2.7% for fiscal year 2024. Amortization expense for fiscal year 2025 remained flat at $6.8 million.

Operating income for fiscal year 2025 increased to $21.8 million from an operating loss of $(55.9) million for fiscal year 2024. Net income (loss) for fiscal year 2025 increased 127.0% to an income of $15.2 million from $(56.4) million and net income (loss) margin increased to 1.9% for fiscal year 2025 from (6.8)% for fiscal year 2024. Adjusted EBITDA for fiscal year 2025 decreased 9.1% to $74.8 million from $82.2 million, while Adjusted EBITDA margin decreased to 9.3% for fiscal year 2025 from 9.9% for fiscal year 2024. Adjusted EBITDA for fiscal year 2025 for the Malibu segment increased 42.3% to $60.6 million from $42.6 million. Adjusted EBITDA for fiscal year 2025 for the Saltwater Fishing segment decreased 24.9% to $26.7 million from $35.5 million. Adjusted EBITDA for fiscal year 2025 for the Cobalt segment decreased 21.2% to $17.9 million from $22.7 million. Please refer to footnote 19, Segment Reporting, of our Form 10-K for fiscal year 2025 for more information around Adjusted EBITDA by segment.
Fiscal 2026 Guidance
For the full fiscal year 2026, Malibu anticipates net sales to be flat to down mid single digits year-over-year, and Adjusted EBITDA margin ranging from 8% to 9%.
The Company has not provided reconciliations of guidance for Adjusted EBITDA margin, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include costs related to the Company’s vertical integration initiatives, stock-based compensation expense and litigation expenses that are difficult to predict in advance in order to include in a GAAP estimate.
Webcast and Conference Call Information
The Company will host a webcast and conference call to discuss fourth quarter and fiscal year 2025 results on Thursday, August 28, 2025, at 8:30 a.m. Eastern Time. Investors and analysts can participate on the conference call by dialing (833) 630-1956 or (412) 317-1837 and requesting Malibu Boats. Alternatively, interested parties can listen to a live webcast of the conference call by logging on to the Investor Relations section on the Company’s website at http://investors.malibuboats.com. A replay of the webcast will also be archived on the Company’s website for twelve months.
About Malibu Boats, Inc.
Based in Loudon, Tennessee, Malibu Boats, Inc. (MBUU) is a designer, manufacturer and marketer of a diverse range of recreational powerboats, including performance sport, sterndrive and outboard boats. Malibu Boats, Inc. is among the market leaders in the performance sport boat category through its Malibu and Axis boat brands, among the market leaders in the 20’ - 40’ segment of the sterndrive boat category through its Cobalt brand, and among the market leaders in the saltwater fishing boat market with its Pursuit and Cobia offshore boats and Pathfinder, Maverick, and Hewes flats and bay boat brands. A pre-eminent innovator in the powerboat industry, Malibu Boats, Inc. designs products that appeal to an expanding range of recreational boaters, fisherman and water sports enthusiasts whose passion for boating is a key component of their active lifestyles. For more information, visit www.malibuboats.com, www.axiswake.com, www.cobaltboats.com, www.pursuitboats.com, or www.maverickboatgroup.com.
Non-GAAP Financial Measures
This release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission: Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Net Income per Share. These measures have limitations as analytical tools and should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with U.S. generally accepted accounting principles (“GAAP”) or as an indicator of our liquidity. Our presentation of these non-GAAP financial measures should also not be construed as an inference that our results will be unaffected by unusual or non-recurring items.

Exhibit 99.1
Our computations of these non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.
We define Adjusted EBITDA as net income (loss) before interest expense, income taxes, depreciation, amortization, goodwill and other intangible asset impairment expense and non-cash, non-operating expenses, or other expenses that we do not believe are indicative of our ongoing expenses, including abandonment of construction in process, litigation settlements, certain professional fees, non-cash compensation expense and adjustments to our tax receivable agreement liability. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by net sales. Adjusted EBITDA and Adjusted EBITDA Margin are not measures of net income (loss) as determined by GAAP. Management believes Adjusted EBITDA and Adjusted EBITDA Margin allow investors to evaluate our operating performance and compare our results of operations from period to period on a consistent basis by excluding items that management does not believe are indicative of our core operating performance. Management uses Adjusted EBITDA to assist in highlighting trends in our operating results without regard to our financing methods, capital structure and non-recurring or non-operating expenses. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, the methods by which assets were acquired and other factors. Adjusted EBITDA has limitations as an analytical tool and should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP or as an indicator of our liquidity.
Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets.

Adjusted net income per share is a newly disclosed non-GAAP financial measure in fiscal 2025. Going forward, we will be disclosing adjusted net income instead of adjusted fully distributed net income (loss). Adjusted net income per share is a non-GAAP financial measure that is used and disclosed by management in order to give management and its investors and analysts a more accurate picture of our underlying earnings performance. Adjusted net income per share, similar to adjusted fully distributed net income (loss), excludes items that management does not believe are indicative of our core operating performance. However, unlike adjusted fully distributed net income (loss), adjusted net income does not assume the exchange of all LLC Units into shares of Class A Common stock, which results in the elimination of non-controlling interests in the LLC. When we completed our IPO in 2014, Malibu Boats, Inc. held approximately 49.3% of the economic interest in the LLC, which has since increased to approximately 98.6% of the economic interest in the LLC as of June 30, 2025. As a result, the weighted average non-controlling interest attributable to ownership interests in the LLC not directly attributable to us was only 1.6% for fiscal year 2025. We believe adjusted fully distributed net income per share is not as meaningful now as it was in the immediate years following our IPO because the amount recorded as non-controlling interest has a much less significant impact to our earnings performance.

We define adjusted net income per share as net income (loss) attributable to Malibu Boats, Inc. per share, excluding income tax expense, before goodwill and other intangible asset impairment expense and non-cash, non-operating expenses, or other expenses that we do not believe are indicative of our ongoing expenses, including abandonment of construction in process, litigation settlements, acquisition related amortization, certain professional fees and non-cash compensation expense, and reflecting an adjustment for income tax expense on adjusted income before income taxes at our estimated effective income tax rate.

We exclude the items listed above from net income (loss) per share in arriving at adjusted net income per share because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, the methods by which assets were acquired and other factors. Adjusted net income per share has limitations as an analytical tool and should not be considered as an alternative to, or more meaningful than, net income (loss) per share as determined in accordance with GAAP or as an indicator of our liquidity. Certain items excluded are significant components in understanding and assessing a company’s

Exhibit 99.1
financial performance. Our presentation of adjusted net income per share should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computation of this measure may not be comparable to other similarly titled measures of other companies.
A reconciliation of our net income (loss) as determined in accordance with GAAP to Adjusted EBITDA and a reconciliation of net income (loss) per share attributable to Malibu Boats, Inc. as determined in accordance with GAAP to adjusted net income per share is provided under "Reconciliation of Non-GAAP Financial Measures".
Cautionary Statement Concerning Forward Looking Statements
This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and includes statements in this press release regarding our guidance for fiscal year 2026 net sales and Adjusted EBITDA margin and our intention to support dealer health and generate cash flow.
Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: our large fixed-cost base; our ability to execute our manufacturing strategy; our ability to accurately forecast demand for our products; increases in the cost of, or unavailability of, raw materials, component parts and transportation costs; disruptions in our suppliers’ operations; our reliance on third-party suppliers for raw materials and components; our reliance on certain suppliers for our engines and outboard motors; climate events in areas where we operate; our ability to meet our manufacturing workforce needs; our dependence on key management employees; our ability to grow our business through acquisitions and integrate such acquisitions to fully realize their expected benefits; our growth strategy which may require us to secure significant additional capital; our ability to enhance existing products and develop and market new or enhanced products; our ability to protect our intellectual property; compromises or disruptions to our network and information systems; risks inherent in operating in foreign jurisdictions, including tariffs; general economic conditions; the continued strength and positive perception of our brands; increased consumer preference for used boats, alternative fuel-powered boats or the supply of new boats by competitors in excess of demand; the seasonality of our business; competition within our industry and with other activities for consumers’ scarce leisure time; changes in currency exchange rates; inflation and heightened interest rates; our reliance on our network of independent dealers and increasing competition for dealers; the financial health of our dealers and their continued access to financing; our obligation to repurchase inventory of certain dealers; our exposure to risks associated with litigation, investigation and regulatory proceedings; an impairment in the carrying value of goodwill, trade names and other long-lived assets; risks inherent in changes to U.S trade policy, tariffs and import/export regulations, significant repair or replacement costs due to warranty claims, any failure to comply with laws and regulations including environmental, workplace safety and other regulatory requirements; covenants in our credit agreement governing our revolving credit facility which may limit our operating flexibility; our obligation to make certain payments under a tax receivable agreement; any failure to maintain effective internal control over financial reporting or disclosure controls or procedures; and other factors affecting us detailed from time to time in our filings with the Securities and Exchange Commission. Many of these risks and uncertainties are outside our control, and there may be other risks and uncertainties which we do not currently anticipate because they relate to events and depend on circumstances that may or may not occur in the future. Although we believe that the expectations reflected in any forward-looking statements are based on reasonable assumptions at the time made, we can give no assurance that our expectations will be achieved. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue because of subsequent events, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Exhibit 99.1
Investor Contacts

Malibu Boats, Inc.
Bruce Beckman
Chief Financial Officer
(865) 458-5478
InvestorRelations@MalibuBoats.com

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2025	2024	2025	2024
Net sales	$207,039	$158,712	$807,561	$829,035
Cost of sales	174,299	146,219	663,470	681,940
Gross profit	32,740	12,493	144,091	147,095
Operating expenses:
Selling and marketing	5,390	4,870	23,071	22,784
General and administrative	18,826	21,570	92,460	76,323
Goodwill and other intangible asset impairment	—	—	—	88,389
Abandonment of construction in process	—	8,735	—	8,735
Amortization	1,695	1,697	6,799	6,811
Operating income (loss)	6,829	(24,379)	21,761	(55,947)
Other (income) expense, net:
Other (income) expense, net	(359)	29	(385)	(4)
Interest expense (income)	377	(9)	1,883	1,842
Other (income) expense, net	18	20	1,498	1,838
Income (loss) before provision (benefit) for income taxes	6,811	(24,399)	20,263	(57,785)
Provision (benefit) for income taxes	2,018	(4,801)	5,023	(1,342)
Net income (loss)	4,793	(19,598)	15,240	(56,443)
Net income (loss) attributable to non-controlling interest	119	(377)	361	(531)
Net income (loss) attributable to Malibu Boats, Inc.	$4,674	$(19,221)	$14,879	$(55,912)

Comprehensive income (loss):
Net income (loss)	$4,793	$(19,598)	$15,240	$(56,443)
Other comprehensive income (loss):
Change in cumulative translation adjustment	1,156	582	(448)	142
Other comprehensive income (loss)	1,156	582	(448)	142
Comprehensive income (loss)	5,949	(19,016)	14,792	(56,301)
Less: comprehensive income (loss) attributable to non-controlling interest	148	(366)	346	(516)
Comprehensive income (loss) attributable to Malibu Boats, Inc., net of tax	$5,801	$(18,650)	$14,446	$(55,785)

Weighted average shares outstanding used in computing net income (loss) per share:
Basic	19,326,533	20,395,625	19,664,337	20,439,449
Diluted	19,351,452	20,395,625	19,694,677	20,439,449
Net income (loss) available to Class A Common Stock per share:
Basic	$0.24	$(0.94)	$0.76	$(2.74)
Diluted	$0.24	$(0.94)	$0.76	$(2.74)

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share and per share data)

	June 30, 2025	June 30, 2024
Assets
Current assets
Cash	$37,002	$26,945
Trade receivables, net	23,034	23,141
Inventories, net	142,163	145,573
Prepaid expenses and other current assets	14,634	6,470
Assets held for sale	3,059	—
Total current assets	219,892	202,129
Property, plant and equipment, net	235,877	244,601
Goodwill	51,306	51,415
Other intangible assets, net	168,634	175,449
Deferred tax asset	51,601	58,097
Other assets	7,268	7,933
Total assets	$734,578	$739,624
Liabilities
Current liabilities
Accounts payable	24,420	19,152
Accrued expenses	109,770	119,430
Income taxes and distribution payable	151	4
Payable pursuant to tax receivable agreement, current portion	271	—
Total current liabilities	134,612	138,586
Deferred tax liabilities	14,674	17,661
Other liabilities	7,297	8,045
Payable pursuant to tax receivable agreement, less current portion	40,162	40,613
Long-term debt	18,000	—
Total liabilities	214,745	204,905
Stockholders' Equity
Class A Common Stock, par value $0.01 per share, 100,000,000 shares authorized; 19,225,848 shares issued and outstanding as of June 30, 2025; 20,181,542 shares issued and outstanding as of June 30, 2024	190	200
Class B Common Stock, par value $0.01 per share, 25,000,000 shares authorized; 12 shares issued and outstanding as of June 30, 2025; 12 shares issued and outstanding as of June 30, 2024	—	—
Preferred Stock, par value $0.01 per share; 25,000,000 shares authorized; no shares issued and outstanding as of June 30, 2025; no shares issued and outstanding as of June 30, 2024	—	—
Additional paid in capital	35,253	64,222
Accumulated other comprehensive loss, net of tax	(4,646)	(4,198)
Accumulated earnings	484,664	469,785
Total stockholders' equity attributable to Malibu Boats, Inc.	515,461	530,009
Non-controlling interest	4,372	4,710
Total stockholders’ equity	519,833	534,719
Total liabilities and stockholders' equity	$734,578	$739,624

Exhibit 99.1

MALIBU BOATS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) to Non-GAAP Adjusted EBITDA and Adjusted EBITDA Margin (Unaudited):
The following table sets forth a reconciliation of net income (loss) as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated (dollars in thousands):

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2025	2024	2025	2024
Net income (loss)	$4,793	$(19,598)	$15,240	$(56,443)
Provision (benefit) for income taxes	2,018	(4,801)	5,023	(1,342)
Interest expense (income)	377	(9)	1,883	1,842
Depreciation	8,395	6,967	31,794	26,178
Amortization	1,695	1,697	6,799	6,811
Goodwill and other intangible asset impairment [1]	—	—	—	88,389
Abandonment of construction in process [2]	—	8,735	—	8,735
Litigation settlement [3]	—	—	3,500	—
Non-recurring professional fees [4]	1,112	1,110	4,962	3,096
Stock-based compensation expense [5]	1,619	1,773	5,916	4,935
Adjustments to tax receivable agreement liability [6]	(352)	36	(347)	36
Adjusted EBITDA	$19,657	$(4,090)	$74,770	$82,237
Net Sales	$207,039	$158,712	$807,561	$829,035
Net Income (Loss) Margin [7]	2.3%	(12.3)%	1.9%	(6.8)%
Adjusted EBITDA Margin [7]	9.5%	(2.6)%	9.3%	9.9%

(1)	Represents impairment of goodwill and trade names related to our Maverick Boat Group reporting unit in the amounts of $49.2 million and $39.2 million, respectively.
(2)
For the three and twelve months ended June 30, 2024, we recorded a non-cash charge of $8.7 million associated with the abandonment of the ERP project. The abandonment pertains to long-lived assets including software and other capitalized costs specifically tied to the project and is captured in the Abandonment of construction in process of the Company's Consolidated Statements of Operations and Comprehensive Income (Loss).

(3)	For fiscal year 2025, represents the amount paid pursuant to a settlement agreement with the Chapter 11 trustee (the "Trustee") for Tommy's Fort Worth LLC and its affiliate debtors.
(4)	For fiscal year 2025, represents legal and advisory fees related to ongoing litigation with our insurance carriers related to the Batchelder matters and ongoing litigation with Tommy's Boats and Matthew Borisch. For fiscal year 2024, represents legal and advisory fees related to ongoing litigation with our insurance carriers related to Batchelder matters and legal.
(5)	Represents equity-based incentives awarded to employees under our long-term incentive plans.
(6)
For fiscal year 2025, we recognized other income from an adjustment in our tax receivable agreement liability mainly due to a decrease in the state tax rate used in computing our future tax obligations and in turn, an decrease in the future benefit we expect to pay under our tax receivable agreement with pre-IPO owners. For fiscal year 2024, we recognized other expense from an adjustment in our tax receivable agreement liability due to an increase in the state tax rate used in computing our future tax obligations and in turn, an increase in the future benefit we expect to pay under our tax receivable agreement with pre-IPO owners.

(7)	We calculate net income (loss) margin as net income (loss) divided by net sales and we define adjusted EBITDA margin as adjusted EBITDA divided by net sales.

Exhibit 99.1
Reconciliation of Non-GAAP Adjusted Net Income (Loss) (Unaudited):
The following table sets forth a reconciliation of net income (loss) per share as determined in accordance with GAAP to adjusted net income (loss) per share for the periods presented (in thousands except share and per share data):

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2025	2024	2025	2024
Reconciliation of Adjusted Net Income (Loss) per Share of Class A Common Stock:
Net income (loss) attributable to Malibu Boats, Inc.	$4,674	$(19,221)	$14,879	$(55,912)
Goodwill and other intangible asset impairment [1]	—	—	—	88,389
Litigation settlement [2]	—	—	3,500	—
Non-recurring professional fees [3]	1,112	1,110	4,962	3,096
Stock-based compensation expense [4]	1,619	1,773	5,916	4,935
Abandonment of construction in process [5]	—	8,735	—	8,735
Acquisition related amortization [6]	1,659	1,659	6,653	6,672
Provision (benefit) for taxes	2,018	(4,801)	5,023	(1,342)
Adjusted income (loss) before taxes	11,082	(10,745)	40,933	54,573
Income tax expense (benefit) on adjusted income (loss) before income taxes [7]	2,715	(2,633)	10,029	13,370
Adjusted net income (loss)	$8,367	$(8,112)	$30,904	$41,203

Basic weighted-average shares outstanding	19,326,533	20,395,625	19,664,337	20,439,449

Exhibit 99.1

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2025	2024	2025	2024
Net income (loss) per share attributable to Malibu Boats, Inc.	$0.24	$(0.94)	$0.76	$(2.74)
Goodwill and other intangible asset impairment [1]	—	—	—	4.32
Litigation settlement [2]	—	—	0.18	—
Non-recurring professional fees [3]	0.06	0.05	0.25	0.15
Stock-based compensation expense [4]	0.08	0.09	0.30	0.24
Abandonment of construction in process [5]	—	0.43	—	0.43
Acquisition related amortization [6]	0.08	0.08	0.34	0.33
Provision (benefit) for taxes	0.10	(0.24)	0.26	(0.07)
Adjusted income (loss) before taxes	0.56	(0.53)	2.09	2.66
Income tax expense (benefit) on adjusted income (loss) before income taxes [7]	0.14	(0.13)	0.51	0.65
Adjusted net income (loss) per share	$0.42	$(0.40)	$1.58	$2.01

(1)	Represents impairment of goodwill and trade names related to our Maverick Boat Group reporting unit in the amounts of $49.2 million and $39.2 million, respectively.
(2)	For fiscal year 2025, represents the amount paid pursuant to a settlement agreement with the Trustee for Tommy's Fort Worth LLC and its affiliate debtors.
(3)	For fiscal year 2025, represents legal and advisory fees related to ongoing litigation with our insurance carriers related to the Batchelder matters and ongoing litigation with Tommy's Boats and Matthew Borisch. For fiscal year 2024, represents legal and advisory fees related to ongoing litigation with our insurance carriers related to Batchelder matters and legal.
(4)	Represents equity-based incentives awarded to employees under our long-term incentive plans.
(5)
For the three and twelve months ended June 30, 2024, we recorded a non-cash charge of $8.7 million associated with the abandonment of the ERP project. The abandonment pertains to long-lived assets including software and other capitalized costs specifically tied to the project and is captured in the Abandonment of construction in process of the Company's Consolidated Statements of Operations and Comprehensive Income (Loss).

(6)	For fiscal years 2025 and 2024, represents amortization of intangibles acquired in connection with the acquisition of Maverick Boat Group, Pursuit and Cobalt.
(7)	Reflects income tax expense at an estimated normalized annual effective income tax rate of 24.5% of income before taxes for fiscal year 2025 and 24.5% of income before taxes for fiscal year 2024. The estimated normalized annual effective income tax rate for fiscal years 2025 and 2024 is based on the federal statutory rate plus a blended state rate adjusted for the research and development tax credit, the foreign derived intangible income deduction, and foreign income taxes attributable to our Australian subsidiary.